Exhibit 99.2

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES JOINT VENTURE WITH TYRATECH, INC.

Newport Beach, CA – December 4, 2012 – American Vanguard Corporation (NYSE:AVD) announced that its wholly-owned subsidiary, Amvac Chemical Corporation (“AMVAC”), has formed a new joint venture with natural life science company, TyraTech, Inc. (LON:TYR and TYRU). The joint venture will develop and commercialize pesticide products featuring TyraTech’s Nature’s Technology™ which harnesses the synergy of natural ingredients to deliver products with the highest level of efficacy and safety.

The joint venture will commercialize these best-in-class pesticide products and technologies in the global consumer household and lawn and garden retail markets. Additionally, it will develop and commercialize products and technologies in global commercial, institutional, professional, crop protection and seed treatment markets. Using TyraTech’s Extend Technology™, the joint venture will also develop new combinations with synthetic compounds to both improve efficacy and environmental impact on a range of crops, which will give AMVAC access to range of new global market opportunities.

Under the terms of this agreement, TyraTech will retain all rights to use its technology in the Human and Animal Health markets together with certain other consumer markets. As part of this collaboration, AMVAC will have access to TyraTech’s patented screening platform that is utilized to identify synergistic combinations of natural compounds that display efficacy in controlling insect and parasitic infestation.

The venture will be jointly owned by AMVAC and TyraTech, with AMVAC owning majority interest. The new company will be led by TyraTech’s current Vice President of Commercial Operations, Shayne M. Wetherall, who will serve as Chief Executive Officer of the venture. The new company will be headquartered in the Research Triangle Park area of North Carolina, giving it direct access to TyraTech’s R&D, production, and supply chain teams.

Eric Wintemute, Chairman & Chief Executive Officer of American Vanguard commented: “This joint venture collaboration represents an exciting growth opportunity for AMVAC. This important addition of technologies, products, and capabilities complements AMVAC’s existing product offering in crop and non-crop sectors. We are excited to work with TyraTech, a company known for its lengthy commitment to R&D which has resulted in several state-of-the-art natural product lines.”

Alan Reade, Executive Chairman of TyraTech said, “TyraTech is very excited about the opportunity to partner with AMVAC in this venture, as we believe it will allow both the successful commercialization of current products in addition to developing new opportunities in areas such as Lawn and Garden and Seed Treatment.”

Mr. Wintemute continued: “The opportunity to utilize TyraTech’s R&D strength and proprietary screening capabilities to explore and develop new active ingredients and formulations will greatly enhance Amvac’s ability to explore new product opportunities, expedite the development process, and commercialize new pesticides.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. All forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. Any forward-looking statements in this release represent the Company’s best judgment as of the date of this release.

CONTACT:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com